Exhibit 3.1

LINX S.A. BYLAWS

CHAPTER I
DENOMINATION, PURPOSE, HEAD OFFICE, AND DURATION

Article 1: Linx S.A. (the “Company”) is a publicly held company (sociedade anônima de capital aberto), governed by these Bylaws and by the applicable laws and regulations.

Paragraph One: With the Company’s listing on the special listing segment named Novo Mercado of B3 — Brasil, Bolsa, Balcão (the “B3”), the Company, its shareholders, including controlling shareholders, Management members and members of the Fiscal Council, if on duty, are subject to the provisions of the Novo Mercado Rules of B3 (the “Novo Mercado Listing Rules”).

Paragraph Two: The provisions of Novo Mercado Listing Rules shall prevail over the provisions of these bylaws, in case of injury to the rights of recipients of public offerings provided herein.

Article 2: The Company’s head office and jurisdiction are located in the City of São Paulo, State of São Paulo at Avenida Doutora Ruth Cardoso, nº 7221, Cj. 701, BI. A, sala 1, Edifício Birmann 21, CEP: 05425-902, and the Company may, by resolution of the Board of Executive Officers, open branches, agencies, offices and other establishments, as well as appoint agents and representatives, in any part of the country or abroad.

Article 3: The corporate purpose of the Company is:

(i)                                     Services related to infrastructure and hardware, data management, monitoring and storage in cloud environment (cloud computing) consulting, advisory services and development of computerized systems (software), exploring third party or proprietary rights of use of computer systems, services of data processing, outsourcing of information technology services and support to accounting and general administrative services, especially those designed for accounting of corporate incentives, such as airline mileage and gifts, hosting and development of websites, developing of activities related to credit cards, gifts, purchase clubs, mileage card and similar, through the capture, transmission, data processing and settlement of transactions resulting from the use of credit and/or debit cards, of Direct Consumer Credit — CDC, purchase, withdraw and other means of payment; accrediting entities or individuals, suppliers of goods and/or service providers for acceptance of credit cards and/or debit card, Direct Consumer Credit — CDC, purchase, withdraw and other means of payment, trade, import and export of equipment, including computers, new and used, peripheral equipment, parts, systems and programs for electronic equipment, equipment leasing, development of personal or commercial computer language courses, marketing of books and magazines, selling general supplies for computers, technical assistance related to its business, consulting services and training courses for personal development; development of complementary activities or related to corporate activities, logistic services, such as, handling and storage of finished products, orders and physical distribution; receipt, checking and handling products (packaging, labeling, ironing, putting on hangers, kits or packs), plus shipping and freight management; logistics advice in general, including review of processes and layout definition, studies and projects of logistics network, geographical location of distribution centers and factories; analysis of equipment implementation and technical feasibility, drawing, design and installation of equipment for handling and storage, training, technical assistance and equipment maintenance; lease (excluding operational leasing) and storage of equipment; lease (excluding operational leasing) and sublease of space for storage of merchandises; participation in other companies (sociedades simples ou empresárias), predominantly involved in non-financial activities, as partner or shareholder; the exercise of franchise activity and rendering of services related to loss prevention, logistics, research, monitoring, consulting, advisory or other services, whether for retail segment, wholesale, distribution, logistics, industry or services, as well as the development, maintenance, assessment, licensing, sub-licensing and systems technical support (software) for the mentioned services;

(ii)                                  Management of network maintenance services not involving generation, transmission and reception of communication signals, provision of access to world wide web internet, provision of technical assistance services, including leasing of assets and properties, colocation, hosting (with and without lease of assests) and “data centers” (including or not the provision of data processing);

(iii)                               Telecommunications services in general, such as transmission of data, images and sounds by any means, including circuits and network services, telephony, for any systems including internet, import and export services for the telecommunication;

(iv)                              General administrative services to companies in which it participates;

(v)                                 Participation in other companies, whether national or foreign companies, as a partner, shareholder or quotaholder; and

(vi)                              Representation of other companies, whether national or foreign companies.

Article 4: The Company shall operate for an indefinite period of time.

CHAPTER II
SHARE CAPITAL AND SHARES

Article 5: The Company’ share capital is R$ 488,829,005.42 (Four hundred and eighty-eight million, eight hundred and twenty-nine thousand, five reais and forty-two cents) divided into 166,308,960 (One hundred and sixty-six million, three hundred and eight thousand, nine hundred and sixty) common shares, registered, book-entry, with no par value.

Paragraph One: The Company is authorized to increase the share capital up to a limit of R$ 1,000,000,000.00 (one billion Brazilian Reais), irrespective of any amendment to these Bylaws, upon resolution of the Board of Directors.

Paragraph Two: The Board of Directors shall set the conditions for the issuing, subscription, form and payment term, the issue price and the form of placement of the shares (public or private) and their distribution in Brazil and/or abroad.

Paragraph Three: The Company may, within the limit of the authorized capital and pursuant to one or more plans approved by the Shareholders Meeting, grant options for purchase of shares to its managers, employees and to any individual that provides services to the Company, or to Companies under its control, as well as to managers and employees of other companies that are controlled by the Company, with no preemptive rights for the existing shareholders.

Article 6: The Board of Directors, at its discretion, may authorize the Company to issue, without any preemptive rights or reducing the term set forth in the Paragraph Four, Section 171 of Law 6,404, of December 15, 1976, as amended (the “Brazilian Corporations Law”), shares, debentures convertible into shares or subscription warrants, which placement is made by sale in stock exchange or by public subscription, or by exchange public offering for acquisition of control, under the legal terms, within the limits of the authorized capital.

Article 7: The Company’ shares are book-entry shares and shall be maintained in deposit accounts, in the name of their holders, at a financial institution authorized by the Brazilian Securities Commission (“CVM”).

Sole Paragraph: Subject to the limits set out by the CVM, the cost of the transfer and registration, as well as the cost for the service regarding the book-entry shares may be charged directly from the shareholder by the depository institution, as defined in the share registration maintenance agreement.

Article 8: The Company’s share capital shall be comprised exclusively of common shares and each common share shall grant the right to one vote in the resolutions of the Shareholders Meetings.

Article 9: A subscriber that fails to pay-in the subscribed shares, in accordance with the terms of the respective subscription bulletin or in accordance with the calls made, shall be in default, by operation of law, under Section 106 and 107 of the Brazilian Corporations Law, subject to the payment of a fine equivalent to 10% (ten percent) of the total subscription price duly adjusted by inflation, plus default interest of 12% (twelve percent) per year and a monetary adjustment of the variation of General Market Price Index (“IGP-M”), as disclosed by the Fundacão Getulio Vargas (“FGV”).

Article 10: The Company shall not issue preferred shares and founders’ shares (partes beneficiárias).

CHAPTER III
SHAREHOLDERS MEETINGS

Article 11: The Shareholders Meeting, called and installed in accordance with the applicable legal provisions and these Bylaws, has the power to decide on all matters of interest to the Company and take all the resolutions deemed appropriate to the defense and development of the meeting.

Paragraph One: The Shareholders Meeting shall preferably be chaired by the Chairman of the Board of Directors or by the Deputy Chairman of the Board of Directors, in their vacancy or temporary impediment, it shall be chaired by any Board Member present and, in the absent of any Board Member, it shall be chaired by any Manager or individual, shareholder or not, appointed in writing by the Chairman of the Board of Directors.

Paragraph Two: The Chairman of the Shareholders Meeting shall appoint up to two (2) Secretaries to compose the chair and act as secretary of the meeting.

Paragraph Three: Resolutions on the amendment or deletion of Article 45 hereof shall be taken by an absolute majority of votes present.

Article 12: Qualification as shareholder shall be proved upon presentation of the proper documents, as provided by law.

Sole Paragraph: Shareholders may be represented by proxy in Shareholders Meetings, and such proxy shall be grant in accordance with the current law.

Article 13: Except as provided by law or as otherwise provided in shareholders agreement filed at the company’s head offices, the resolutions of the General Meeting shall be taken by majority of votes, blank votes not being considered.

Paragraph One: The exercise of voting rights in cases of condominium, shareholders agreement, usufruct and pledged shares or shares assigned on a fiduciary basis, is subject to specific legal requirements and evidences provided by law.

Paragraph Two: Shareholder with suspended social rights may not participate in the meeting.

Paragraph Three: The shareholder may not vote on resolutions relating to appraisal reports of assets contributed by such shareholder to the share capital and to the approval of its accounts as member of the Company’s management, nor on any other resolution that may benefit such shareholder in a particular manner or that may represent a conflict of interest with the Company.

Article 14: The Shareholders Meeting shall be held:

(a)         Annually within the 4 (four) months following the end of the fiscal year, in order to (i) review the accounts of the management, examine, discuss and vote the financial statements; (ii) resolve on the allocation of the net profit of the fiscal year and distribution of dividends; and (iii) elect the members of the Board of Directors and the Fiscal Council, as necessary; and

(b)         Extraordinarily, whenever the interests of the shareholders or the provisions hereof so require.

Article 15: Call notice of the Annual and/or Extraordinary Shareholders Meeting shall be made upon announces and publications of the documents provided by law, under the terms and within the periods provided thereby.

Article 16: Notwithstanding the matters provided by law, the matter listed on Section 122, 132 and 136 of the Brazilian Corporations Law and the following matters shall be approved exclusively by the Shareholders Meeting:

(i)                                     election and removal of members of the Company’s Board of Directors;

(ii)                                  determination of the global annual compensation of the members of the Board of Directors, members the Board of Executive Officers, and members of the Audit Committee and member of the Personnel Committee, as well as members of the Fiscal Council, in on duty, after considering the opinion of the Personnel Committee;

(iii)                               approval of amendments to the Bylaws;

(iv)                              approval of dissolution, liquidation, merger, spin-of, or amalgamation of the Company or any of its controlled companies or affiliates, or of any company into the Company or its affiliates, except for incorporation of a wholly owned subsidiary of a controlled company by this latter or a controlled company with 80%(eighty percent) or more of the capital owned by the Company or a Company subsidiary by another subsidiary;

(v)                                 distribution of stock dividends and decision on any stock split or reverse stock split;

(vi)                              approval of stock option to purchase or subscribe for shares to its management members and employees, as well as management members and employees of other companies that are directly or indirectly controlled by the Company;

(vii)                           decision, in accordance with the management’s proposal, on the allocation of net income and dividend distribution;

(viii)                        appointment of the liquidator and the Fiscal Council that shall be on duty during the liquidation period;

(ix)                              approval of the selection of a specialized firm responsible for preparation of an appraisal report of the Company’s shares, in case of cancellation of the company’s registration as publicly held company, delisting from the Novo Mercado or for the purposes set forth in Article 42 hereof, among the three firms appointed by the Board of Directors;

(x)                                 decision on any matter submitted by the Board of Directors; and

(xi)                              approval of any investment in activities other than the Company’s main business, which are those comprised in its corporate purpose under Article 3 hereof.

Paragraph One: The resolutions and decisions of the Shareholders Meeting will be recorded in minutes drawn up in the relevant corporate book, signed by the chair members and shareholders attending the meeting. Certified or true copies of the minutes shall provided, for the legal purposes.

CHAPTER IV
MANAGEMENT BODIES

SECTION I
GENERAL PROVISIONS

Article 17: The Company shall be managed by a Board of Directors and by a Board of Executive Officers, as pursuant to the Brazilian Corporations Law and these By-laws.

Paragraph One: The members of the Board of Directors and the Board of Executive Officers shall be invested into their position upon singing of the investiture term drawn up in the Company’s corporate books, they shall not be required to post bond to exercise their position, and shall be subject to the other legal requirements.

Paragraph Two: The members of the Board of Directors and the Board of Executive Officers shall adhere to the Material Act or Fact Disclosure Policy and to the Securities Trading Policy.

Paragraph Three: Management members shall remain in office until the investiture of their successors, unless otherwise resolved by the Shareholders Meeting or by the Board of Directors, as the case may be.

Paragraph Four: The Shareholders Meeting shall determine the total annual compensation for distribution among the Management members and the Board of Directors shall distribute such amount individually, after considering the opinion of the Personnel Committee, pursuant to the terms hereof.

Paragraph Five: Except as provided in these Bylaws, management bodies or technical committees validly meets, on first call, with the presence of a majority of its members and decide by an absolute majority of vote of those members attending the meeting.

Paragraph Six: Prior notice to the meeting as a condition of its validity may be exempted if all members are present. Members of management bodies are considered present it they express their vote by delegation in favor of another member of the relevant board, by prior written vote or written vote transmitted by fax, electronic mail or any other means of communication.

SECTION II
BOARD OF DIRECTORS

Article 18: The Board of Directors shall be composed of, at least, five (5) members, and up to eleven (11) members, all of them elected and removed from office by the Shareholders Meeting, with unified term of office of two (2) years, reelection being permitted.

Paragraph One: Of the members of the Board of Directors, at least two (2) or twenty percent (20%), whichever is greater, shall be Independent Members as defined in the Novo Mercado Listing Rules, being expressly stated as Independent Members in the minutes of the Shareholders Meeting electing them.

Paragraph Two: When, due to the observation of the percentage referred to in Paragraph above, a fractional number of Board members results, the fractional number shall be rounded up to the nearest integer.

Paragraph Three: The member of the Board of Directors shall have a solid reputation, and it may not be elected, unless waived by the Shareholders Meeting, a member who (i) hold position in companies that may be considered competitors of the Company, or (ii) has or represents conflicting interests with the Company. In case of a future impediment factor, as set forth in this Paragraph, the member of the Board of Directors may no longer exercise his/her voting rights.

Paragraph Four: The member of the Board of Directors may not have access to information or attend meetings of the Board of Directors concerning matters on which he/she has or represents a conflict of interests with the Company.

Paragraph Five: In case any shareholder desires to appoint one or more representatives to the Board of Directors that are not yet members according to latest formation of the Board of Directors, such shareholder shall send the Company a written notification five (5) days prior to the date of the Shareholders Meeting that shall elect members of the Board of Directors, stating the name, qualifications and full professional resume of the candidates.

Article 19: The Board of Directors shall have one (1) Chairman and one (1) Deputy Chairman, both elected by majority of votes of those members attending the Shareholders Meeting, provided that the positions of Chairman of the Board of Directors and Chief Executive Officer the Company may not be held by the same person.

Paragraph One: The Deputy Chairman shall act as Chairman in his/her absence or temporary incapacity, regardless of any formality. In the event of absence or temporary incapacity of the Chairman and Deputy Chairman, the duties of the Chairman shall be exercised by another member of the Board of Directors to be appointed by the Chairman or the Deputy Chairman.

Paragraph Two: The Chairman of the Board of Directors shall call and chair the meetings of the Board of Directors. In case of absence or temporary impediments of the Chairman, the Deputy Chairman shall call and chair the meetings of the Board of Directors, regardless of any formality. In case of absence or temporary impediment of the Chairman and the Deputy Chairman, the meetings of the Board of Directors shall be called and chaired by the member of the Board of Directors appointed by the Chairman and the Deputy Chairman.

Paragraph Three: In the resolutions of the Board of Directors, the Chairman of the body shall be entitle to casting vote in case of a tie vote. In the event of absence or temporary incapacity of the Chairman, the Deputy Chairman shall be entitle to casting vote, irrespective of any formality. In the event of absence or temporary incapacity of the Chairman and the Deputy Chairman, any member of the Board of Directors appointed by the Chairman or the Deputy Chairman shall be entitle to casting vote.

Article 20: The Board of Directors shall meet ordinarily, four (4) times per year and, extraordinarily, whenever called by the Chairman or any other member of the Board of Directors. Board meetings may be held by conference call, video conference or by any other means of communication that allows the identification of the member and simultaneous communication with all other persons attending the meeting.

Paragraph One: The calls for the meetings shall be made by written notice delivered to each member of the Board of Directors, at least five (5) business days in advance, in the case of regular meetings, and two (2) business days, in the case of extraordinary meetings, and such notice shall contain the agenda, date, time and place of the meeting.

Paragraph Two: In case there is no quorum for the meeting to be held, the members of the Board of Directors attending the meeting may postpone the meeting and the Chairman of the Board of Directors or any other member of the Board of Directors may call the meeting again, upon prior written notice sent to the members of the Board of Directors. In case the majority of members of the Board of Directors are still not present, the meeting may be installed with the attendance of the majority less one member of the Board of Directors.

Paragraph Three: Regardless of any formality, it shall be considered regular meetings of Board of Directors attended by all of its members.

Paragraph Four: The Chairman of the Board of Directors shall chair the meetings of the Board of Directors.

Article 21: In case of vacancy or temporary incapacity or absence of any member of the Board of Directors and its relevant alternate, the provision of the shareholders agreement and the following provisions shall be applicable:

Paragraph One: In case of vacancy of any member of the Board of Directors and its relevant alternate, the remaining members of the Board of Directors shall appoint a substitute that shall serve until the first Shareholders Meeting and such member, if confirmed by such Shareholders Meeting, shall complete the term of office of the substituted member.

Paragraph Two: In case of temporary incapacity or absence of any member of the Board of Directors and its relevant alternate, the impaired or absent member of the Board of Directors shall appoint, among the other members of the Board of Directors, a representative, and such substitution shall continue during the impairment period, which, if superior to ninety (90) days, shall be deemed a vacancy.

Paragraph Three: In case of vacancy of the Chairman of the Board of Directors, the Deputy Chairman may substitute him/her regardless of any formality. In case of temporary incapacity or absence of the Chairman and the Deputy Chairman, the Chairman or the Deputy Chairman shall appoint a member Board of Directors to substitute them.

Paragraph Four: In cases of temporary incapacity or absence provided for in this Article 21, the representative shall act, including for the effects of voting in meetings of the Board of Directors, for its own account and on behalf of the represented member of the Board of Directors.

Article 22: The Board of Directors may create, besides the Personnel Committee and the Audit Committee, other executive or advisory committees, permanent or not, to assess and provide opinion on any matters, as determined by the Board of Directors, with a view to advice the Board of Directors in its duties. The members of such committees, shareholders or not, shall have specific experience in the areas of competence of the relevant committees, they shall be elected and may have compensation established by the Board of Directors, which compensation shall only be payable to external members.

Article 23: The Board of Directors, in addition to the duties established by Law, shall:

(i)                                              set the general direction of the Company business;

(ii)                                           elect and remove the Executive Officers of the Company;

(iii)                                        assign to each Executive Officer its relevant duties, including appointing the Investor Relations Officer, subject to the provisions hereof;

(iv)                                       approve the convening of the Shareholders Meeting, when deemed appropriate or in the case of Section 132 of the Brazilian Corporations Law;

(v)                                          supervise the management actions of Executive Officers, examining, at any time, the books and documents of the Company and requesting information on agreements executed or to be executed and any other acts;

(vi)                                       appoint and remove the Company’s independent auditors, the Audit Committee members and members of the Personnel Committee, fill vacancies in such bodies due to death, resignation or removal and approve the internal regulations of each body, as applicable;

(vii)                                    call the independent auditors, the Audit Committee members and members of the Personnel Committee to provide clarifications deemed necessary on any matter;

(viii)                                 assess the Management Report and the accounts of the Board of Executive Officers and approved its submission to the Shareholders Meeting;

(ix)                                       approve annual and multi-annual consolidated budgets of the Company, its controlled companies and affiliates, any strategic plans, expansion projects and investment programs of the Company, as well as monitor their implementation;

(x)                                          submit to the Shareholders Meeting proposals of amendments to the Bylaws;

(xi)                                       submit to the Shareholders Meeting proposal of dissolution, merger, spin-of or amalgamation of the Company or its controlled companies or affiliates, and amalgamation by the Company or its controlled companies or affiliates, of other companies;

(xii)                                    manifest on incorporation of a wholly owned subsidiary of a controlled company by this latter or a subsidiary with 80%(eighty percent) or more of the capital owned by the Company or by the controlled company by other subsidiary;

(xiii)                                 authorize the issuance of shares of the Company, within the limits authorized in Article 5 of these Bylaws, establishing the issuance conditions, including price and payment-in term, and it may also exclude preemptive rights or reduce the period for its exercise in any issuance of shares, subscription warrants and convertible debentures, which placement is made by selling on the stock exchange or by public subscription or public offering for acquisition of control, as provided by Law;

(xiv)                                resolve on the acquisition by the Company of its own shares for holding in treasury and/or subsequent cancellation or sale;

(xv)                                   decide on the issuance of subscription warrants, as provided in Article 6 hereof;

(xvi)                                grant options to purchase or subscribe shares to its management members and employees, as well as management members and employees of other companies that are directly or indirectly controlled by the Company, without preemptive rights to shareholders pursuant to plans approved by the Shareholders Meeting after considering the opinion of the Personnel Committee;

(xvii)                             establish the amount of profit sharing of the Executive Officers of the Company, subject to the restrictions under in Section 152 of the Brazilian Corporations Law and may decide not to assign them any sharing, after considering the opinion of the Personnel Committee;

(xviii)                          submit to the Shareholders Meeting proposal of allocation of the net income;

(xix)                                distribute among the Executive Officers, on an individual basis, portion of global annual compensation of Executive Officers fixed by the Shareholders Meeting, after considering the opinion of the Personnel Committee;

(xx)                                   authorize, after considering the opinion of the Personnel Committee, the execution, amendment or termination of any agreement between the Company and any Executive Officer who contemplates the payment of amounts, unless such execution, amendment or termination is made in accordance with the compensation policy, duly approved by the Personnel Committee, including the payment of amounts as indemnification, as a result of (i) voluntary or involuntary removal of Executive Officers from office, (ii) change of control, or (iii) any other similar event;

(xxi)                                authorize, after considering the opinion of the Personnel Committee, the execution, amendment or termination of agreements of any nature, including loan agreements with any consultants or employees (except employment agreements), third parties related to them, including companies directly or indirectly controlled by such employees, or any third party related to them;

(xxii)                             approve the issuance of simple debentures, not convertible into shares and without collateral;

(xxiii)                          resolve, by delegation of the Shareholders Meetings in the event Company decides to issue debentures, on the time period and conditions of maturity, amortization or redemption, time period and conditions for payment of interest, profit sharing and redemption premium, if any, and the form of subscription or placement, as well as on the debentures types;

(xxiv)                         prepare the Company’s internal policy regarding disclosure of information to the market;

(xxv)                            approve the Company’s vote on any corporate resolution relating to controlled or affiliated companies of the Company;

(xxvi)                         approve the Company’s vote on any corporate resolution concerning subsidiaries or affiliated companies, except for opening, closing or change of address of the branches of the subsidiaries and / or extensions of floorsin the current address of the subsidiaries and the Company headquarters;

(xxvii)                      authorize the acquisition, by any means, by the Company, its controlled companies and affiliates, assets of another company, including controlled companies or affiliates;

(xxviii)                   request information on agreements executed, or to be executed, and any other acts relating to the Company;

(xxix)                         define the list of three firms specialized in economic valuation of companies, to prepare the appraisal report of the Company’ shares in case of public offering for the cancellation of the registration of the company or delisting from the Novo Mercado;

(xxx)                            approve the engagement of the institution providing service regarding book-entry shares;

(xxxi)                         provide, in compliance with these Bylaws and the applicable law, for its work agenda and adopt or issue rules for its operation;

(xxxii)                      decide on the payment or crediting of interest on shareholders’ equity in accordance with the applicable Law;

(xxxiii)                   approve or grant powers to the Board of Executive Officers to approve the issuance of any credit instruments for fundraising, either bonds, notes, commercial papers or other commonly used in the market, resolving also on their conditions of issue and redemption, and, in as defined, require the prior authorization of the Board of Directors for the validity of the act;

(xxxiv)                  authorize the acquisition, disposal or encumbrance of any real property of the Company, except as approved in the Company’s consolidated annual budgets;

(xxxv)                     approve any sale of assets of the fixed assets valuing more than five percent (5%) of the amount of the subscribed capital unless approved in the Company’s consolidated annual or multi-annual budgets;

(xxxvi)                  approve the creation of encumbrances and provision of guarantees or endorsements, unless it is a guarantee of purchase of the good itself or when entering into contracts with customers;

(xxxvii)               approve investment in expansion and improvement projects greater than five percent (5%) of the value of the subscribed capital unless approved in the Company’s consolidated annual or multi-annual budgets;

(xxxviii)            contract debts of long or short term valuing more than five percent (5%) of the amount of the subscribed capital;

(xxxix)                  discuss the assignment or transfer, by any means, to third parties, of intellectual or industrial rights owned by the Company and/or companies directly and/or indirectly controlled by or affiliate of the Company, except for any onerous licensing made by the Company, its controlled companies or affiliates in the ordinary course of business;

(xl)                                       authorize the granting of loans in favor of any third party;

(xli)                                    authorize the raising of financial statements and distribution of dividends or interest on shareholders equity in periods equal to or shorter than six (6) months, to the account of profits earned in these financial statements or to the retained earnings account or profit reserves existing in the last annual or semiannual balance sheet, as provided in these Bylaws and the applicable Law;

(xlii)                                 resolve on any matter submitted by the Board of Executive Officers; and

(xliii)                              manifest in favor of or against any tender offer having as object the shares of the Company, through its prior and reasoned opinion, released at least fifteen (15) days in advance of publication of the notice of any tender offer, and such opinion shall address at least (i) the convenience and opportunity of the tender offer on the interest of all shareholders and the liquidity of the securities held by them, (ii) the impact of the tender offer on the interests of the Company, (iii) the strategic plans disclosed by the offering entity in relation to the Company, (iv) the alternatives to the acceptance of the tender offer available in the market (v) other issues that the Board of Directors deems appropriate, as well as information required by rules established by the CVM.

Paragraph One: The Company shall not grant loans or guarantees to the members of its Board of Directors or Executive Officers.

Paragraph Two: Board of Directors meetings will be recorded in minutes drawn up in the relevant corporate book, signed by all members attending the meeting.

Article 24: The Personnel Committee will consist of up to four (4) members elected by the Board of Directors, who shall serve for two (2) fiscal years. The Personnel Committee shall meet whenever necessary and shall perform advisory functions in accordance with its internal regulations and assist the Board of Directors to set the terms of compensation and other benefits and payments to be received in any capacity, from the Company, by members of the Board of Executive Officers and Directors. The Committee shall propose to the Board of Directors policies and guidelines for the compensation of members of the Board of Executive Officers and Directors of the Company, based on performance goals established by the Board of Directors.

Paragraph One: Upon appointment of the members of the Personnel Committee, one of them shall be appointed as its coordinator.

Paragraph Two: The Personnel Committee will report directly to the Board of Directors of the Company.

Paragraph Three: The Board of Directors shall establish, in Internal Rules, the functioning rules for the Personnel Committee.

Paragraph Four: As pursuant to Article 23 (vi) hereof, the Company’s Board of Directors shall have the exclusive responsibility to appoint and remove from office members of the Personnel Committee.

Paragraph Five: The Personnel Committee shall:

(i)                                     submit to the Board of Directors proposal for the distribution of the global annual compensation of the members of the Board of Directors and Board of Executive Officers, based on standards practiced in the software market, as well as monitor the payment of the compensation and, in case the compensation does not follow the standards prevailing in the software market, notify the Board of Directors;

(ii)                                  provide opinion on the granting of options to purchase or subscribe shares to Management members and employees of the Company;

(iii)                               provide opinion on the participation of Management members and employees in the Company’s profits;

(iv)                              provide opinion on the execution, amendment or termination of any agreements between the Company and any Executive Officer who contemplates the payment of amounts due to voluntary or involuntary removal from office of the Executive Officer, change of Control or any other similar event, including payment of amounts as indemnification;

(v)                                 provide opinion on the execution, amendment or termination of any agreements of any kind (except employment agreements), including loan agreements with any of the management members and/or shareholders of the Company, third parties related to them, including companies directly or indirectly controlled by such management members and/or shareholders, or any third party related to them; and

(vi)                              provide opinion on the execution, amendment or termination of any agreements of any nature, including loan agreements with any consultants or employees (except employment agreements), third parties related to them, including companies directly or indirectly controlled by such employees, or any third party related to them.

Article 25: The Audit Committee, an advisory body related to the Board of Directors, with operational autonomy and own budget approved by the Board of Directors, shall consist of at least three (3) members, the majority of which shall be independent members of the Company’s Board of Directors and the rest shall be external consultants who are not part of the Company’s Management, and at least one of the members of the Audit Committee shall have recognized experience in matters of corporate accounting.

Paragraph One: Upon appointment of the members of the Audit Committee, one of them shall be appointed as its coordinator. The duties of the Audit Committee coordinator are defined in its internal regulations approved by the Board of Directors.

Paragraph Two: The Audit Committee will report directly to the Board of Directors of the Company and the same member of the Audit Committee can accumulate both positions mentioned in this Article.

Paragraph Three: The Board of Directors shall establish, in Internal Rules, the functioning rules for the Audit Committee.

Paragraph Four: As pursuant to Article 23 (vi) hereof, the Company’s Board of Directors shall have the exclusive responsibility to appoint and remove from office members of the Audit Committee.

Paragraph Five: The Audit Committee shall, among others:

(i)                                     recommend to the Board of Directors the hiring or replacement of the independent audit firm;

(ii)                                  evaluate, prior to the publication, the quarterly, interim and annual financial statements, including any notes, as well as management reports and independent auditor’s report, as applicable;

(iii)                               evaluate, besides monitoring the activities, the effectiveness of internal and independent auditors and the Company’s internal control area, including as to the compliance with legal and regulatory requirements applicable to the Company, in addition to the internal regulations, as applicable;

(iv)                              evaluate compliance by the Company’s management with recommendations made by the independent or internal auditors;

(v)                                 evaluate and monitor the Company’s risk exposures;

(vi)                              evaluate, monitor and recommend to the Management correction or improvement of Company’s internal policies, including the policy of transactions between related parties;

(vii)                           have the means to receive and process information about non-compliance with legal and regulatory provisions applicable to the Company, in addition to internal regulations and policies, including specific procedures for the protection of the provider and the confidentiality of the information;

(viii)                        hire, when necessary, independent advisor (lawyers, accountants, consultants and others) in order to assist him in achieving his goals, all in strict obedience of its own budget; and

(ix)                              meet with the Fiscal Council, if on duty, and with the Board of Directors, at their request, to discuss the policies, practices and procedures within their respective powers.

SECTION II
BOARD OF EXECUTIVE OFFICERS

Article 26: The Board of Executive Officers shall be composed of, at least, two (2) members and up to ten (10) members, shareholders or not, resident in the country, one of them being the Chief Executive Officer, one a Vice President of Finance, one a Vice President of Operations, one a Vice President of Research and Development, one a Investor Relations Officer and others without specific designation, all of them elected by the Board of Directors for a one (1) year term of officer, reelection being permitted, and they may serve for an unlimited number of consecutive terms of office. The Executive Officers may be, at any time, removed from office by the Board of Directors.

Paragraph One: the duties and responsibilities of the Executive Officers shall be defined in the minutes of the Meeting of the Board of Directors that elect them.

Paragraph Two: The position of Executive Officer may be combined with another position as Executive Officer or Vice President of the Company.

Article 27: The Board of Executive Officers has all powers to perform any acts necessary for the operation of the Company and performance of the corporate purposes, no matter how special they are, including to waiver any rights, execute settlements and agreements, pursuant to the legal or corporate provisions. The Board of Executive Officers shall be responsible for administer and manage the Company’s business, in particular to:

(i)                                     comply with and enforce these Bylaws and resolutions of the Board of Directors and Shareholders Meetings;

(ii)                                  submit annually to the Board of Directors, the Management Report and the accounts of the Board of Executive Officers, together with the report of the independent auditors, as well as the proposed allocation of profits earned in the previous year;

(iii)                               propose to the Board of Directors, annual and multi-annual budgets of the Company, its controlled companies and affiliates, strategic plans, expansion projects and investment programs of the Company;

(iv)                              decide on any matter that is not within the exclusive competence of the Shareholders Meeting or the Board of Directors;

(v)                                 decide on (a) enlargements and reductions of flors in the current address of the headquarters of the Subsidiaries and the Company; and (b) opening, closing or change of address of branches of the Subsidiaries;

(vi)                              establish the amount of profit sharing of Employees of the Company, and decide wheatear or not distribute them such profit sharing; and

(vii)                           prepare the annual and semi-annual financial statements for further submission to the Audit Committee and the Board of Directors and, if applicable, statements or balance sheets issued for shorter periods.

Article 28: The active and passive representation of the Company, on court or out-of-court, shall be made:

(i)                                     by the Chief Executive Officer together with one (1) Vice President; or

(ii)                                  two (2) Vice Presidents, jointly;

(iii)                               one (1) Vice President and one (1) attorney-in-fact for agreements amounting up to R$1,000,000.00 (one million Brazilian Reais); or

(iv)                              by the Chief Executive Officer together with one (1) attorney-in-fact.

Paragraph One: The power of attorney shall specify the acts and operations that the grantees may perform and the term of duration of the power of attorney, which shall not be more than one (1) year, delegation of powers not being permitted.

Paragraph Two: The attorney-in-fact shall have the power to represent the Company only in acts or transactions specifically listed in power of attorney.

Paragraph Three: The “ad judicia” power of attorney may be granted by the Chief Executive Officer or by Vice President for Finance for an indefinite term of duration and provide for delegation of powers.

Paragraph Four: All powers of attorney granted on behalf of the Company shall be made by the Chief Executive Officer and one (1) Vice President or by two (2) Vice Presidents, always together.

Paragraph Five: Acts of any executive officer, agent or employee involving business or operations strange to the corporate purpose are expressly forbidden, being void and inoperative with respect to the Company, unless expressly authorized by the Shareholders Meeting.

Article 29: The members of the Board of Executive Officers and their alternates shall be invested into their position, upon singing of the Investiture Term drawn up in the Company’s Board of Executive Officers Meetings Minutes Book.

Sole Paragraph: If the Investiture Term is not signed within thirty (30) days following the appointment, such appointment shall be ineffective, except in case of justification provided by the elected member and accepted by the Board of Executive Officers.

Article 30: The members of the Board of Executive Officers shall not be required to post bond to exercise their position.

Article 31: The members of the Board of Executive Officers shall remain in their position until the investiture of the new members elected, and the term of office shall be extended until such moment.

Sole Paragraph: In case of any vacancy in the Board of Executive Officers, the remaining Executive Officers shall call a meeting of the Board of Directors within ten (10) days to elect the substitute, which shall complete the term of office of the substituted member.

SECTION III
FISCAL COUNCIL

Article 32: The Company shall have a Fiscal Council, in a non-permanent basis, composed of three (3) permanent members and equal number of alternates, and such council shall only be installed upon resolution of the Shareholders Meeting.

Paragraph One: The members of the Fiscal Council, individuals, residing in Brazil, legally qualified, shall be elected by the Shareholders Meeting that resolve on the installation of such council, upon request of shareholders, with term of office until the next Annual Shareholders Meeting.

Paragraph Two: The members of the Fiscal Council shall only be entitle to the compensation established by the Shareholders Meeting, during the period in which the Fiscal Council is installed and the members are on duty.

Paragraph Three: The investiture of the members of the Fiscal Council is subject to the applicable legal requirements.

Paragraph Four: In case of any vacancy in the Fiscal Council, the alternate member shall hold the vacant member’s position; in case there is no alternate, the Shareholders Meeting shall be convened to elect a member for the vacant position.

Paragraph Five: Any person who maintains relationship with a company that could be considered a competitor of the Company (“Competitor”) shall not be elected as a member of the Fiscal Council of the Company, being prohibited, among other things, the election of any person that: (i) is an employee, shareholder or member of any management, technical or fiscal body of the Competitor or of any company controlling or under control of the Competitor, (ii) is spouse or relative within the second degree of a member of any management, technical or fiscal body of the Competitor or of any company controlling or under control of the Competitor.

Article 33: The Fiscal Council, when on duty, shall have the duties provided by law, and such duties shall not be delegated. The Fiscal Council Internal Regulation shall be prepared, discussed and voted by its members in the first meeting called after the installation thereof.

CHAPTER V
FISCAL YEAR, BALANCE SHEET AND PROFITS

Article 34: The Company’s fiscal year begins on January 1st and ends on December 31st of each year. Financial statements of the Company shall be prepared quarterly and at the end of each fiscal year, subject to the legal requirements.

Article 35: From the results of the fiscal year it shall be deducted before any participation, the accumulated losses and the provision for income tax and social contribution on net income. Based on the remaining profits, the profit sharing to be assigned to management shall be calculated, if so determined by the Shareholders Meeting. The net income of the fiscal year shall be allocated as follows:

(a)         from the net profit, five percent (5%) shall be allocated to the legal reserve according to Section 193 of the Brazilian Corporations Law, observed the exception provided for in Paragraph One of Section 193 of the Brazilian Corporations Law;

(b)         by proposal of the management bodies, a portion may be allocated to form the Reserve for Contingencies, under Section 195 of the Brazilian Corporations Law;

(c)          by proposal of the management bodies, a portion may be retained based on previously approved capital budget, under Section 196 of the Brazilian Corporations Law;

(d)         a portion shall be allocated to the payment of the mandatory dividend to shareholders, subject to the provisions of Article 36 hereof; and

(e)          in the fiscal year in which the amount of the mandatory dividend, calculated in accordance with Article 36 hereof, exceeds the realized portion of net income, the Shareholders Meeting may, upon proposal of the management bodies, allocate the surplus to Reserve of Unrealized Profits, subject to the provisions of Section 197 of the Brazilian Corporations Law.

Paragraph One: The Shareholders Meeting shall determine the destination of the remaining balance of the Company’s results.

Paragraph Two: The financial statements of the Company shall be audited on an annual basis by independent audit firms, registered with the CVM.

Article 36: Shareholders shall be entitled to a mandatory dividend, in each fiscal year, of at least twenty five percent (25%) of the net profit of the fiscal year, decreased or increased by the following:

(a)         amount allocated to the legal reserve; and

(b)         amount intended to form the reserve for contingencies (Article 35 (b) hereof), and reversion of the same reserve made in previous years.

Paragraph One: The payment of the dividend may be limited to the amount of net income of the fiscal year that has been realized, provided that the difference is registered as Reserve of Unrealized Profits.

Paragraph Two: The profits registered as reserve of unrealized profits, when realized and if not absorbed by losses in subsequent years, shall be added to the first dividend declared after realization.

Paragraph Three: The Shareholders Meeting may assign profit sharing to members of the Board of Directors, provided that total amount does not exceed the annual compensation of the management members nor ten percent (10%) of the profits, whichever is the lower, form and legal limits. The Board of Directors shall establish the criteria for the allocation of profit sharing to management members, subject to the limit set by the Shareholders Meeting.

Paragraph Four: The remaining balance of the profits, if any, shall be allocated as determined by the Shareholders Meeting, and any retained profit for the fiscal year by the Company shall be mandatorily accompanied by proposal of capital budget previously approved by the Board of Directors. Should the balance of retained earnings exceed the capital, the Shareholders Meeting shall decide on the application of the excess in the payment or increase of the share capital, or even in the distribution of dividends to shareholders.

Article 37: The Board of Directors is authorized to declare interim dividends on account of retained earnings or profit reserves, calculated on annual or semi-annual financial statements, which shall be considered anticipation of the mandatory dividend referred to in Article 36 hereof.

Paragraph One: The Board of Directors may also determine the preparation of monthly or quarterly balance sheets and declare interim dividends based on the profits so determined, subject to legal limitations, and such interim dividends shall be considered anticipation of the mandatory dividend referred to in Article 36 hereof.

Paragraph Two: The Board of Directors may pay or credit interest on shareholders equity, ad referendum of the Shareholders Meeting that consider the financial statements for the fiscal year in which such interest is paid or credited, at all times in anticipation of the mandatory dividend.

Article 38: The dividends shall be paid, except otherwise resolved by the Shareholders Meeting, within sixty (60) days from the date they were declared and, in any case, within the fiscal year. The dividends not claimed within three (3) years, from the publication of the act authorizing such distributions, shall revert to the Company.

Article 39: The three-year statute of limitations to initiate any legal action to receive dividends begins to run from the date the dividends were made available to the shareholders.

CHAPTER VI
DISPOSAL OF CONTROL

Article 40: Direct or indirect disposal of the Company’s Control, whether it is done in a single transaction or in a series of transactions, shall be agreed under the condition that the Buyer of a controlling stake undertakes to make a public tender offer to acquire all shares issued by the Company which are held by the other shareholders in the Company, as pursuant to the terms and conditions set forth in the current law, the current regulation and in the Novo Mercado Listing Rules, in order to assure to them equal treatment as the one given to the transferor.

Article 41: For the purposes of this Chapter, the terms starting with capital letters shall have the following meaning:

(a)         “Buyer” means the one to whom the Selling Controlling Shareholder transfers Control of the Company through Disposal of the Company’s Control;

(b)         “Controlling Shareholder” means the shareholder(s) or Group of Shareholders who exercise the Control Power of the Company;

(c)          “Selling Controlling Shareholder” means the Controlling Shareholder carrying out the Disposal of Control of the Company;

(d)         “Controlling Shares” means the block of shares, which ensure, directly or indirectly, to their holders, the individual and/or shared exercise of the Control Power of the Company;

(e)          “Outstanding Shares” means all the shares issued by the Company, except for those held by the Controlling Shareholder, by persons related to it, by members of the Board of Directors and of the Board of Executive Officers and those shares held in treasury;

(f)           “Disposal of Control” means to transfer, to a third party, for consideration, the Control Shares;

(g)          “Control” or “Control Power” (as well as their related terms, “Controlling”, “Controlled” or “under common Control”) means the actual and effective power to direct the Company’s activities and to establish the guidelines for the operation of its management bodies, directly or indirectly, in fact or in law, regardless the shareholding interest held. Rebuttable presumption of Control will exist where a person or a Group of Shareholders that holds enough shares to ensure an absolute majority of votes accorded to the shareholders present at the Company’s previous three (3) shareholders meetings, even if they do not hold the number of shares that actually provide them an absolute majority of the voting shares;

(h)         “Group of Shareholders” — means any group of people: (i) bound by voting agreements or contracts of any kind, either directly or through companies controlled, controlling or under common control, or (ii) among which there is a relationship of control, or (iii ) under common control;

(i)             “Economic Value” means the value of the Company and its shares as determined by a specialized firm and based on reputable methodology or on any other CVM criteria.

Article 42: Any shareholder or person that acquires or becomes the holder of shares of the Company, in a percentage equal to or greater than twenty five percent (25%) of the total shares issued by the Company shall, within sixty (60) days from the date of acquisition or event that resulted in the ownership of shares in a percentage equal to or greater than twenty five percent (25%) of the total shares issued by the Company, make or request the registration, as the case may be, of a public tender offer of all shares issued by the Company, pursuant to the provisions of the applicable regulations of the CVM, Novo Mercado Listing Rules, other regulations of B3 and the terms of this Article.

Paragraph One — The public tender offer shall be (i) for all shareholders of the Company indistinctly, (ii) through auction to be conducted on the B3, (iii) launched at the price determined according to Paragraph Two of this Article, and (iv) paid in cash, in Brazilian currency, against the acquisition in the public tender offer of the shares issued by the Company.

Paragraph Two — The price for the acquisition of each share of the Company in the public tender offer may not be less than ninety percent (90%) of the highest quotation per unit of the shares issued by the Company on the B3 registered in the period of twenty four (24) months prior to the completion of the tender offer, excluding the three highest values.

Paragraph Three — The conduction of the tender offer referred to in the main provision of this Article shall not prevent other shareholder of the Company or, as the case may be, the Company itself, from promoting a tender offer concurrently, in accordance with the applicable regulations.

Paragraph Four — The person or shareholder shall comply with any requests or requirements of the CVM, based on the laws applicable to the tender offer, by the final deadlines fixed by the applicable regulations.

Paragraph Five — If the person or shareholder does not comply with the obligations under this Article, including as the deadlines stipulated (i) for the registration or the application for registration of the tender offer or (ii) for the fulfillment of any requests or requirements from the CVM, the Board of Directors of the Company shall convene an Extraordinary Shareholders Meeting, at which the shareholder or person shall not be entitled to vote, to resolve on the suspension of the exercise of the rights of the person or shareholder that failed to comply with any obligation under this Article, as provided for in Section 120 of the Brazilian Corporations Law, without prejudice to the person or shareholder’s liability for losses and damages caused to the other shareholders as a result of the breach of his/her/its obligations under this Article.

Paragraph Six — Any person or shareholder acquiring or becoming holder of other shareholding rights, including usufruct or fideicommissum, relating to the shares issued by the Company in a number equal to or exceeding thirty per cent (30%) of all shares issued by the Company, shall also, within no more than sixty (60) days after the date of such acquisition or the event resulting in the vesting of said rights in and to shares in a number equal to or exceeding thirty per cent (30%) of all shares issued by the Company, register or apply for the register of a tender offer, as the case may be, pursuant to the terms of this Article.

Paragraph Seven — The obligations provided for in Section 254-A of Brazilian Corporations Law and Article 42 of these Bylaws, do not release the person or shareholder from complying with his/her/its obligations under this Article, except as provided for in Articles 46 of these Bylaws.

Paragraph Eight — The provisions of this Article do not apply if a person becomes holder of shares issued by the Company in a number exceeding thirty per cent (30%) of all shares issued by the Company as result of (i) legal succession, so long as the shareholder disposes of the exceeding shares within sixty (60) days after the relevant event (ii) merger of another company with and into the Company, (iii) merger of all shares of another company with the Company, or (iv) subscription of shares of the Company in one sole primary issuance which has been approved at a Shareholders Meeting of the Company convened by its Board of Directors and whose proposal of capital increase has determined the fixing of the shares issuance price based on the economic value calculated according to an economic and financial valuation report of the Company issued by a company with proven expertise in valuation of publicly-held companies.

Paragraph Nine — For the purposes of calculation of the thirty per cent (30%) of all shares issued by the Company described in the main provision of this Article, the involuntary increases in equity interest resulting from cancellation of treasury shares, or reduction of the share capital of the Company with cancellation of shares shall not be calculated.

Paragraph Ten — If the CVM regulation applicable to the tender offer provided for in this Article requires the adoption of a calculation criteria for determination of the price for the acquisition of each share of the Company in the tender offer which results in an acquisition price greater than that determined under Paragraph Two of this Article, the acquisition price calculated under the CVM Regulation shall prevail in the implementation of the tender offer under this Article.

CHAPTER VII
LIQUIDATION

Article 43: The Company shall be liquidated in the events determined by law, and the shareholders meeting shall set out the form of liquidation and appoint the liquidator and the Fiscal Council shall be on duty during the liquidation period.

CHAPTER VIII
ARBITRATION

Article 44: The Company, its shareholders, Management members and members of the Fiscal Council, effectives and substitutes, if any, undertake to settle, through arbitration conducted before the Market Arbitration Chamber (Câmara de Arbitragem do Mercado), in the terms of its regulations, any and all disputes or controversies that arise among them for their condition of issuer, shareholders, managers, and members of the Fiscal Council, and arising out of or in connection to their condition of issuer, shareholders, managers, and members of the Fiscal Council, especially, resulting of the provisions of the Law 6,385/76, Law No. 6,404, the Company’s Bylaws, the rules adopted by the National Monetary Council, the Central Bank of Brazil and the Brazilian Securities Commission, as well as any other rules applicable to the capital market in general and those contained in the Novo Mercado Listing Rules, the B3 regulations and the Novo Mercado Participation Agreement.

Sole Paragraph: The appointment of the managers and members of the Fiscal Council, effectives and substitutes, is subject to the signing of the Investiture Term, which shall contemplate its subjection to the arbitration clause mentioned in this Article.

CHAPTER IX
GENERAL PROVISIONS

Article 45: The Company shall comply with shareholders agreements filed at its head office in accordance with Section 118 of the Brazilian Corporations Law, and the Chairman of Shareholders Meetings and meetings of the Board of Directors shall refrain from computing the votes contrary to the relevant terms of shareholders agreements.

Article 46: The publications required by the Brazilian Corporations Law shall be made in the Official Gazette of the State of São Paulo and in another newspaper of broad circulation.

Article 47: The provisions of Article 45 hereof shall not apply to existing shareholders who already hold a number of share equal to or greater than ten percent (10%) of the total shares issued by the Company and its successors, so qualified on the date of publication of the commencement notice of primary and secondary public distribution of shares of Linx S.A. (“Commencement Notice”, Anúncio de Início) relating to the public offering of primary and secondary distribution of shares of the Company (the “Offer”) by applying exclusively to those investors who purchase shares and become shareholders of the Company after the effective date of the adhesion and listing of the Company on the Novo Mercado.

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